Exhibit 10.18

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
of
NOODLES & COMPANY
Dated as of July 2, 2013

i

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of July 2, 2013, among Noodles & Company, a Delaware corporation (the "Company"), and each Sponsor (as defined below) listed on the signature pages hereto, and any other Person that may become a party to this Agreement after the date and pursuant to the terms hereof.
WHEREAS, the Sponsors signatory hereto as of July 2, 2013 are the only parties to a Stockholders Agreement, dated as of December 27, 2010 (the "Original Agreement");
WHEREAS, concurrently with the effectiveness of this Agreement, the Company has consummated an initial Public Offering of its Class A common stock (the "IPO"); and
WHEREAS, the Sponsors party to the Original Agreement, acting pursuant to Section 10 of the Original Agreement, desire to amend and restate the Original Agreement as provided herein to set forth the respective rights and obligations of the parties, and to add the Company as a party, to this Agreement following the IPO.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions.
"Act" has the meaning set forth in Section 3.5(a)(i).
"Affiliate," with respect to (a) a Sponsor, means (i) any Person that, directly or indirectly, through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Sponsor or (ii) any Person who is a general partner, manager, director or officer (A) of such Sponsor or (B) of any Person described in clause (i) above, (b) the Company, means (1) any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company or (2) any Person who is a general partner, manager, director or officer (A) of the Company or (B) of any Person described in clause (1) above and (C) any natural person, any member of the Immediate Family of such person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") of a Person shall mean the power, directly or indirectly, (y) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person whether by ownership of securities, contract, proxy or otherwise, or (z) to direct or cause the direction of the management and policies of such Person whether by ownership of securities, contract, proxy or otherwise.
"Agreement" has the meaning set forth in the preamble.

"Applicable Law" means all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Regulatory Entity, any consents or approvals of any Regulatory Entity and any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Regulatory Entity.
"Board" has the meaning set forth in Section 2.1(a)(i).
"Brokers' Transaction" has the meaning set forth in Section 3.1(b).
"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York or in Montréal, Québec.
"Catterton Investor" means Catterton-Noodles, LLC, a Delaware limited liability company, together with any of its Permitted Transferees that as of any applicable time of determination owns Shares.
"Catterton Nominee" has the meaning set forth in Section 2.1(a)(i)(A).
"Class A Shares" has the meaning set forth in this Section 1.1.
"Class B Shares" has the meaning set forth in this Section 1.1.
"Class C Dividend Side Letter" means the Class C Dividend Side Letter, dated December 27, 2010, among the Company, the PSP Investor and Catterton Management Company, L.L.C.
"Class I," "Class II" and "Class III" have the meanings set forth in Section 2.1(b).
"Code" has the meaning set forth in Section 3.6.
"Committee" has the meaning set forth in Section 2.2.
"Common Stock" means the Class A common stock, $0.01 par value per share (the "Class A Shares"), of the Company and the Class B common stock, $0.01 par value per share (the "Class B Shares"), of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
"Company" has the meaning set forth in the preamble.
"Controlled Company Event" means the first date on which the Company ceases to qualify as a "controlled company" under the corporate governance rules for NASDAQ-listed companies as in effect from time to time.

"Control Securities" means, at any time, (i) shares of any class of securities of the Company entitled to vote generally on matters submitted to the stockholders of the Company for a vote and (ii) the Class B Shares.
"Effective Time" has the meaning set forth in Section 4.2.
"Equity Securities" means any and all shares of Common Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
"Fair Market Value" means with respect to any non-cash asset or consideration, the fair market value of such non-cash asset or consideration as determined in good faith by the Board.
"Group" has the meaning assigned to such term in section 13(d)(3) of the Exchange Act.
"Hedging Transaction" has the meaning set forth in Section 3.1.
"Immediate Family" means, with respect to any natural person, each of such person's lineal descendants and ancestors, spouse, brothers, and sisters, including adoptive relationships, or any trust or entity formed for estate planning purposes or a private foundation for the benefit of the foregoing Persons.
"Independent Director" means an "independent director" as such term is defined from time to time in the corporate governance rules for NASDAQ-listed companies.
"Information" means all confidential information about the Company or any of its Subsidiaries that is or has been furnished to any Sponsor or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives (whether written or oral or in electronic or other form), together with all written or electronically stored documentation prepared by such Sponsor or its Representatives based on or reflecting, in whole or in part, any such information; provided that the term "Information" does not include any information that is or becomes generally available to the public through no action or omission by any Sponsor or its Representatives or is or becomes available to such Sponsor on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to the best of such Sponsor's knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to such Sponsor by a contractual, legal or fiduciary obligation.
"IPO" has the meaning set forth in the recitals.
"Management Services Agreement" means the Management Services Agreement, dated December 27, 2010, between the Company and Catterton Management Company, L.L.C.

"Necessary Action" means, with respect to a specified result, (a) voting, providing written consent or a proxy, in each case, with respect to Control Securities, (b) calling and attending meetings in person or by proxy for purposes of obtaining a quorum and/or (c) not taking any actions to frustrate the intent of this Agreement.
"Original Agreement" has the meaning set forth in the recitals.
"Permitted Transferee" has the meaning set forth in Section 3.1(a).
"Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.
"PSPIB" has the meaning set forth in Section 3.5(a)(i).
"PSP Investor" means Argentia Private Investments Inc., a corporation incorporated pursuant to the Canada Business Corporations Act, together with any of its Permitted Transferees that as of any applicable time of determination owns Shares.
"Prospective Purchaser" has the meaning set forth in Section 3.2(a).
"PSP Nominee" has the meaning set forth in Section 2.1(a)(i)(B).
"Public Offering" means an offering of the Class A Shares pursuant to a registration statement filed in accordance with the Securities Act.
"Registration Rights Agreement" means the Registration Rights Agreement, dated as of December 27, 2010, among the Company, the Catterton Investor, the PSP Investor and the other stockholders of the Company named on the signature pages thereto.
"Regulations" has the meaning set forth in Section 3.5(a)(i).
"Regulatory Entity" means any federal, state, local or foreign court, legislative, executive or regulatory authority or agency, including (without limitation) any exchange upon which equity securities of the Company are listed.
"Relevant Shares" has the meaning set forth in Section 3.5(a)(i).
"Representatives" means with respect to any Person, any of such Person's, or its Affiliates', directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including in the case of a Sponsor any Sponsor Nominee designated by it.
"Rule 144" means Rule 144 under the Securities Act (or any successor rule).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
"Shares" means issued and outstanding shares of Common Stock (as adjusted for stock splits, stock dividends, reclassifications, recapitalizations and similar transactions).
"Sponsor Nominees" has the meaning set forth in Section 2.1(a)(i)(B).
"Sponsors" means the Catterton Investor and the PSP Investor.
"Subsidiary" means each Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding capital stock or other equity interests.
"Tag-Along Notice" has the meaning set forth in Section 3.2(a).
"Tag-Along Notice Period" has the meaning set forth in Section 3.2(c).
"Tag-Along Offeree" has the meaning set forth in Section 3.2(a).
"Tagging Persons" has the meaning set forth in Section 3.2(c).
"Tag-Along Response Notice" has the meaning set forth in Section 3.2(c).
"Tag-Along Sale" has the meaning set forth in Section 3.2(a).
"Tag-Along Shares" has the meaning set forth in Section 3.2(a).
"Tag-Along Selling Stockholder" has the meaning set forth in Section 3.2(a).
"Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities owned by a Person or any interest (including but not limited to a beneficial interest) in any Equity Securities owned by a Person.
"Transferee" means any Person to whom any Sponsor or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.
"Transfer Restriction Period" has the meaning set forth in Section 3.1(a).
"Unaffiliated Person" means, with respect to any Sponsor, any other Person that is not an Affiliate of such Sponsor.
1.2    Terms Generally. The words "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to the preamble, recitals,

Articles and Sections shall be deemed references to the preamble, recitals, Articles and Sections of this Agreement unless the context shall otherwise require. The words "include," "includes" and "including" shall mean "including without limitation." The definitions given for terms in this Article I and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.
ARTICLE II
GOVERNANCE AND MANAGEMENT OF THE COMPANY
2.1    Board of Directors.
(a)    Board Nominees.
(i)    Number of Directors. Subject to Section 2.1(a)(ii) and Section 2.1(a)(iii) and any rights of the holders of shares of any class or series of preferred stock of the Company to elect additional members to the board of directors of the Company (the "Board"), and prior to a Controlled Company Event, the Sponsors and the Company shall take all Necessary Action to cause the Board to be comprised of eight directors (or such other number, not less than five, as the Board may agree; provided, that without the prior written consent of the PSP Investor, the number of members on the Board may not be increased or decreased if as a result of such increase or decrease the PSP Nominees would represent 30% or more of the number of Board members), which shall include:
(A)    two designated by Catterton Investor, who shall initially be Scott Dahnke and Andrew Taub (the "Catterton Nominees"); and
(B)    two designated by PSP Investor, who shall initially be Stuart Frenkiel and James Pittman (the "PSP Nominees," and collectively with the Catterton Nominees, the "Sponsor Nominees").
(ii)    Compliance with Law. If, after giving effect to Section 2.1(a)(iii), the membership of the Board (or Committees) as designated in accordance with Section 2.1(a)(i) would not comply with the requirements of Applicable Law, the Company and the Sponsors will take all Necessary Action to cause the size of the Board to increase to the extent necessary to allow the Company to comply with Applicable Law with respect to the composition of the Board (and Committees), and the directors shall elect Independent Directors to fill each of the vacancies created by such increase.
(iii)    Election of Directors. Notwithstanding anything to the contrary in this Article II, each Sponsor shall have the right, but not the obligation, (A) for so long as such Sponsor owns at least 20% of the Shares, to nominate to the Board two designees, (B) in the event that a Sponsor owns less than 20% but at least 10% of the Shares, to nominate to the Board one designee and (C) the Sponsors shall not be entitled to nominate to the Board any designees in the event that it shall own less than 10% of the Shares. In advance of each meeting of its stockholders at which directors are to be elected, the Company shall include any Sponsor Nominees designated for election or reelection at such meeting in its slate of nominees in the proxy materials it distributes to its stockholders, and shall recommend that the Company's stockholders vote in favor of such Sponsor Nominees.
(b)    Classified Board. The certificate of incorporation and the bylaws of the Company shall provide that the directors of the Company, subject to any rights of the holders of shares of any class or series of preferred stock of the Company, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. The term of one class ("Class I") will expire at the first annual meeting of the stockholders following the Effective Time, the term of another class ("Class II") will expire at the second annual meeting of the stockholders following the Effective Time and the term of another class ("Class III") will expire at the third annual meeting of stockholders following the Effective Time; provided that the term of each director shall (i) continue until the election and qualification of a successor and (ii) be subject to such director's earlier death, resignation or removal. Thereafter, at each annual meeting of stockholders of the Company, subject to any rights of the holders of shares of any class or series of preferred stock of the Company, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Unless and until the size of the Board shall have been changed in accordance herewith, Class I and Class II shall contain two directors each, and Class III shall contain three directors. One PSP Nominee shall be allocated to each of Class I and Class II, who shall initially be James Pittman and Stuart Frenkiel, respectively, and one Catterton Nominee shall be allocated to each of Class II and Class III, who shall initially be Andrew Taub and Scott Dahnke, respectively.
(c)    Removal and Replacement of Directors. If any Sponsor provides notice to any other Sponsor that it desires to remove one or more of its Sponsor Nominees from the Board, such Sponsor receiving notice shall take all Necessary Action requested to effect such removal. No Sponsor Nominee may be removed from the Board without the consent of the Sponsor that designated such Sponsor Nominee unless such Sponsor Nominee (i) is convicted (including any plea of guilty or nolo contendere) of a misdemeanor involving moral turpitude or a felony, (ii) materially violates fiduciary duties owed to the Company, as determined by the Board or (iii) commits an act that constitutes intentional misconduct, bad faith or an intentional violation of law in respect of his position as a director. If a vacancy is created on the Board or a Committee as a result of the death, disability, retirement, resignation or removal of any Sponsor Nominee, except pursuant to Section 2.1(a)(ii) or Section 2.1(a)(iii), then the Sponsor that designated such Sponsor Nominee shall have the right to designate such person's replacement, who shall serve in the same class of directors.
2.2    Committees of the Board. The Board may establish any committees of the Board as the Board shall approve (each, a "Committee"), with such authority as the Board shall so determine from time to time. For so long as a Sponsor is entitled under this Article II to designate any Sponsor Nominees, such Sponsor shall have the right to nominate one director to serve on each of the Compensation Committee and the Nominating and Corporate Governance Committee or any other committee with comparable responsibilities to the aforementioned committees.
2.3    Fees and Expenses.
(a)    Director Fees. Until the second anniversary of the Effective Time, no Sponsor Nominee shall be paid any fee for serving as a director or member of any Committee. Thereafter, the Company shall pay to the directors who are Sponsor Nominees an annual fee of $100,000, or such other amount as may be determined by the Board to be payable to non-employee directors, for each of such directors serving on the Board or Committees thereof; provided, that any such fees otherwise payable to the Catterton Nominees shall instead be paid directly to Catterton Management Company, L.L.C. and any such fees otherwise payable to the PSP Nominees shall instead be paid directly to the PSP Investor; provided further that no Sponsor Nominee who is also an employee of the Company or any Company Subsidiary shall be paid any fee for serving as a director or member of any Committee.
(b)    Management Fee and Class C Dividend. Pursuant to the terms thereof, upon the Effective Time, the Management Services Agreement and Class C Dividend Side Letter shall terminate, and provided that the Effective Time occurs on or prior to July 31, 2013, the amounts otherwise payable pursuant to the Management Services Agreement and Class C Dividend Side Letter on July 1, 2013 with respect to the third quarter of 2013 shall be waived; provided further, that if the Effective Time shall not occur on or prior to such date, the waiver will not be effective and such amounts shall be payable in accordance with the terms thereof. The Company shall pay to the Catterton Investor a transaction fee in the amount of $400,000, and shall pay to the PSP Investor a special dividend on the share of Class C common stock in the amount of $400,000; provided, that such fee payable to the Catterton Investor shall instead be paid directly to Catterton Management Company, L.L.C. In addition, the one share of Class C common stock of the Company held by the PSP Investor shall be redeemed upon the Effective Time in exchange for no consideration.
(c)    Expenses. The Company shall cause each non-employee Sponsor Nominee serving on the Board, any Committees or any Company Subsidiary board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with such service, including reasonable travel, lodging and meal expenses, provided that any such expenses reimbursable to the Catterton Nominees shall instead be paid directly to Catterton Management Company, L.L.C. and any such expenses reimbursable to the PSP Nominees shall instead be paid directly to the PSP Investor.
(d)    Indemnification. The Company shall offer to enter into (i) with each Sponsor Nominee, an agreement to indemnify such Sponsor Nominee for liabilities in respect of his or her service as a director, in a customary form reasonably acceptable to each of the Sponsors, and (ii) with each Sponsor, an agreement to provide for the prioritization of the Company's indemnification obligation with respect to each Sponsor Nominee.

2.4    Approvals. For so long as the Sponsors collectively own not less than 35% of the Shares as of any applicable time of determination, then, for so long as the (i) Catterton Investor owns not less than 5% of the Shares as of any applicable time of determination, without the prior written consent of the Catterton Investor and (ii) PSP Investor owns not less than 5% of the Shares as of any applicable time of determination, without the prior written consent of the PSP Investor, the Company shall not, and each Sponsor shall take all Necessary Action to cause the Company not to, take any of the following actions:
(a)    any merger, recapitalization, issuance of Control Securities or other adjustment in voting rights, in one or any series of related transactions, if following such event, the Sponsors would not together have sufficient voting power or otherwise be entitled to elect a majority of the Board;
(b)    any sale of all or substantially all the assets of the Company in one or any series of related transactions;
(c)    except in accordance with employee benefit programs approved by the Board, any issuance by the Company or any Subsidiary of the Company of debt securities or Equity Securities for consideration exceeding $50,000,000 in Fair Market Value;
(d)    create any new class or series of shares of equity securities having rights, preferences or privileges senior to or on a parity with the Common Stock; or
(e)    amend the certificate of incorporation, bylaws or equivalent organization documents of the Company or any Subsidiary of the Company in a manner that could reasonably be expected to adversely affect the rights of the Catterton Investor or the PSP Investor.
2.5    Certain Actions. Each Sponsor shall take all Necessary Action to cause the election, removal and replacement of directors and members of Committees in the manner contemplated in, and otherwise give the fullest effect possible to the provisions of this Article II.
2.6    Information/Access.
(a)    Information. For so long as a Sponsor is entitled under this Article II to designate any Sponsor Nominees, or until a Sponsor provides written notice requesting not to receive some or all of the following (for a specified time period or until further notice requesting to again receive such information), the Company shall provide such Sponsor with a copy of:
(i)    each unaudited monthly management report regarding the Company and/or any Subsidiary of the Company prepared for the Company, including an unaudited consolidated balance sheet and income statement, promptly following the preparation thereof;
(ii)    the Company's annual strategic plan and budget;
(iii)    all periodic reports required to be provided pursuant to the Company's credit facilities; and

(iv)    such other information and data as may be reasonably requested by such Sponsor; provided, that any such other information shall contemporaneously be provided to the non-requesting Sponsor if at the time of such request it would otherwise be entitled to request such information pursuant to this Section 2.6(a).
(b)    Access. The Company shall, and shall cause its Subsidiaries, officers, directors and employees to, provide to each Sponsor, for so long as such Sponsor is entitled under this Article II to designate any Sponsor Nominees, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and afford such Sponsor the opportunity to consult with its officers from time to time regarding the Company's and its Subsidiaries' affairs, finances and accounts as each such Sponsor may reasonably request upon reasonable notice.
(c)    Additional Information. Each of the Sponsors agrees that, from the Effective Time and for so long as it is a party to this Agreement, it will furnish the Company such reasonably necessary information and, at the Company's sole expense, reasonable assistance as the Company may reasonably request in connection with the (i) consummation of the transactions contemplated by this Agreement and (ii) the preparation and filing of any reports, filings, applications, consents or authorizations with any Regulatory Entity under any Applicable Law. The Company, on the one hand, and a Sponsor, on the other hand, proposing to make a Transfer shall provide each other with any information reasonably requested in order for each of them to determine whether the proposed Transfer would be prohibited by Applicable Law or require any regulatory action.
2.7    Corporate Opportunities. Any of the Sponsors, Sponsor Nominees or Affiliates of the foregoing, other than any employee of the Company or its Subsidiaries, may engage in or possess any interest (including by holding securities) in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company and/or its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person. The Company and its stockholders shall have no rights in and to such investments, business ventures or Persons or the income or profits derived therefrom. The pursuit of any such investment or venture, even if competitive with the business of the Company and/or its Subsidiaries, shall not be deemed wrongful or improper. No Sponsor, Sponsor Nominee or Affiliate of the foregoing, other than any employee of the Company or its Subsidiaries, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Sponsor, Sponsor Nominee or Affiliate of the foregoing, other than any employee of the Company or its Subsidiaries, shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.
ARTICLE III
TRANSFERS/CERTAIN COVENANTS
3.1    Transfers of Shares.

(a)    Until the earlier of (i) the second anniversary of the Effective Time and (ii) the time when the Catterton Investor and the PSP Investor no longer collectively own at least 25% of the Shares (the "Transfer Restriction Period"), no Sponsors shall Transfer any of its Shares without the prior written consent of the Catterton Investor and the PSP Investor, except (A) in the case of Transfers to such Sponsor's Affiliate (a "Permitted Transferee"), (B) in connection with a proposed Tag Along Sale, (C) pursuant to such Sponsor's rights under the Registration Rights Agreement or (D) for bona fide hedging purposes not intended to circumvent the restrictions contained in this Section 3 (a "Hedging Transaction").
(b)    Any Transferee (including any Permitted Transferee) that after the Effective Time acquires Shares from a Sponsor, other than in connection with a Public Offering, brokers transactions (within the meaning of Section 4(4) of the Securities Act (a "Brokers' Transaction")) or Hedging Transactions, shall, as a condition precedent to the Transfer of such Equity Securities to such Transferee, (i) become a party to this Agreement by completing and executing a signature page hereto (including the address of such party), (ii) represent in writing to the Company that such Transfer was made in accordance with Applicable Law, and execute all such other agreements or documents as may reasonably be requested by the Company (which may include such other representations and warranties made by the Transferee to the Company as shall be reasonably requested by the Company), (iii) ensure with the transferring stockholders that any regulatory authorizations needed in connection with such Transfer are duly obtained, and (iv) deliver such signature page and, if applicable, other agreements and documents to the Company at its address specified in Section 4.12. Such Person shall, upon its satisfaction of such conditions and acquisition of Shares, be a Sponsor for all purposes of this Agreement.
(c)    Any Transfer or attempted Transfer of Shares in violation of any provision of this Agreement shall be void, and the Company shall give no effect thereto.
3.2    Tag-Along Rights.
(e)    During the Transfer Restriction Period, if at any time any Sponsor or any of its Permitted Transferees, if any (a "Tag-Along Selling Stockholder"), proposes to effect a Transfer of any of its Shares to a Person (a "Prospective Purchaser") other than (i) to a Permitted Transferee, (ii) pursuant to such Sponsor's rights under the Registration Rights Agreement or (iii) Hedging Transactions (the shares subject to such proposed Transfer, the "Tag-Along Shares" and such Transfer, a "Tag-Along Sale"), then such Tag-Along Selling Stockholder shall promptly give written notice (the "Tag-Along Notice") to each other Sponsor (each, a "Tag-Along Offeree") and to the Company of the terms and conditions of such Tag-Along Sale.
(f)    The Tag-Along Notice shall identify (i) the class and number of Tag-Along Shares, (ii) the consideration for which the Tag-Along Sale is proposed to be made, (iii) the name and address of each Prospective Purchaser, (iv) the proposed closing date for such Tag-Along Sale and (v) all other material terms and conditions of the Tag-Along Sale, including the form of the proposed agreement, if any, and a firm offer by each Prospective Purchaser.
(g)    The Tag-Along Selling Stockholder shall not be permitted to Transfer any Tag-Along Shares unless and until each Tag-Along Offeree shall have been afforded the right,

exercisable upon written notice (the "Tag-Along Response Notice") to the Company and the Tag-Along Selling Stockholder within ten Business Days after the date of receipt by such Tag-Along Offeree of the Tag-Along Notice (the "Tag-Along Notice Period"), to participate in the sale of its Shares on the same terms and conditions under which the Tag-Along Selling Stockholder will sell its Tag-Along Shares in the Tag-Along Sale. Each such Tag-Along Offeree may sell all or any part of that number of its Shares equal to the product obtained by multiplying (i) the aggregate number of Tag-Along Shares by (ii) a fraction the numerator of which is the number of Shares at the time owned by such Tag-Along Offeree and the denominator of which is the sum of (x) the total number of Shares then owned by all Tagging Persons and (y) the total number of Shares owned by the Tag-Along Selling Stockholder. The Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for Shares of the Tag-Along Offeree to be sold in such Tag-Along Sale. Delivery of the Tag-Along Response Notice shall constitute an irrevocable acceptance of the Tag-Along Offer by the Tag-Along Offerees that exercise their Tag-Along Rights hereunder (the "Tagging Persons"). In order to participate in a Tag-Along Sale, the Tagging Persons must agree to enter into and execute substantially identical agreements and documents as the Tag-Along Selling Stockholder enters into and executes in connection with the Tag-Along Sale, which agreements and documents may include, without limitation, provisions with respect to escrows, holdbacks, representations and warranties, covenants and indemnities, provided, however, that notwithstanding the foregoing, the Tagging Persons shall not be obligated to agree to any non-competition covenants.
(h)    The Tag-Along Selling Stockholder shall use its reasonable best efforts to obtain the inclusion in the proposed Tag-Along Sale of the entire number of Shares which each of the Tagging Persons requested to have included in the Tag-Along Sale (as evidenced in the case of the Tag-Along Selling Stockholder by the Tag-Along Notice and in the case of each Tagging Person by such Tagging Person's Tag-Along Response Notice). In the event the Tag-Along Selling Stockholder shall be unable to obtain the inclusion of such entire number of Shares in the proposed Tag-Along Sale, the Tag-Along Selling Stockholder shall reduce the number of its Shares included in the Tag-Along Sale by a sufficient number to allow for inclusion therein of the entire number of Shares that each of the Tagging Persons requested to have included in the Tag-Along Sale.
(i)    The Tag-Along Selling Stockholder shall Transfer, or cause to be Transferred, on behalf of itself and the Tagging Persons, the Shares subject to the Tag-Along Offer and elected by the Tagging Person to be Transferred on the terms and conditions set forth in the Tag-Along Notice within 120 days after the expiration of the Tag-Along Notice Period. If within 120 days after the expiration of the Tag-Along Notice Period, the Tag-Along Selling Stockholder has not completed the Transfer of the entire number of Shares which each of the Tagging Persons requested to have included in the Tag-Along Sale for consideration of the type and having a value not less than that set forth in the Tag-Along Notice and on otherwise substantially comparable terms and conditions as those set forth in the Tag-Along Notice, the Tag-Along Selling Stockholder shall (i) promptly return or destroy any documents in the possession of the Tag-Along Selling Stockholder executed or delivered by the Tagging Persons in connection with the proposed Tag-Along Sale, and (ii) not conduct any Transfer of any of the

Tag-Along Shares or any of the Shares that the Tagging Persons requested to have included in the Tag-Along Sale without again complying with this Section 3.2.
(j)    Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Selling Stockholder shall (i) notify the Tagging Persons thereof, (ii) remit or cause to be remitted to the Tagging Persons the total consideration to be paid at the closing of the Tag-Along Sale for the Shares of the Tagging Persons Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the Tag-Along Response Notice, and (iii) promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Persons.
(k)    If at the expiration of the Tag-Along Notice Period, any Tag-Along Offeree has not elected to participate in the Tag-Along Sale, such Tag-Along Offeree shall be deemed to have waived its rights under Section 3.2(a) with respect to, and only with respect to, the Transfer of its Shares pursuant to such Tag-Along Sale.
(l)    All costs and expenses incurred by any Sponsor or the Company in connection with any proposed Tag-Along Sale (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be borne by the party incurring such costs and expenses.
3.3    No Circumvention of Transfer Restrictions. Each Sponsor agrees that the Transfer restrictions in this Agreement may not be avoided by the holding of Shares directly or indirectly through a Person that was formed solely for purposes of holding Shares, and undertaking a Transfer of equity securities of such Person, the principal purpose of which is to indirectly dispose of an interest in Common Stock free of such restrictions, if such Transfer results in a substantial ownership interest or controlling interest (direct or indirect) in the Company being held other than by such Person, whether directly or indirectly. Any Transfer of any Equity Securities, directly or indirectly, of a Person that was formed solely for purposes of holding shares of Common Stock, the principal purpose of which Transfer was to dispose of (directly or indirectly) the Common Stock held by the Person, that results in a substantial ownership interest or controlling interest (direct or indirect) in the Company being held other than by such Person, whether directly or indirectly, shall be treated as being a Transfer of the Common Stock held by the applicable Sponsor in violation of this Agreement.
3.4    Legend.
(a)    All certificates and ownership statements representing the Equity Securities held by each Sponsor shall bear a legend substantially in the following form:
"THE SECURITIES REPRESENTED BY THIS [CERTIFICATE/STATEMENT] ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER,

SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS [CERTIFICATE/STATEMENT] MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS [CERTIFICATE/STATEMENT], AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT."
(b)    Upon the permitted sale of any Equity Securities pursuant to (i) Section 3.1(a) or (ii) another exemption from registration under the Securities Act or upon the termination of this Agreement, the certificates or ownership statements representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 3.4; provided that the Company may condition such replacement of certificates or ownership statements under clause (ii) upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company; provided further that the legend be retained in the case of Transfers to a Permitted Transferee as defined in Section 3.1.
3.5    30% Undertaking.
(a)    The parties hereto acknowledge and agree that:
(i)    the Public Sector Pension Investment Board ("PSPIB"), the direct owner of 100% of the outstanding equity securities of PSP Investor, has to satisfy certain requirements contained in the Public Sector Pension Investment Board Act (the “Act”) and the Regulations adopted pursuant to the Act (the "Regulations"). More specifically, the Regulations, subject to certain exceptions, prohibit PSPIB from investing, directly or indirectly, in securities of a corporation to which are attached more than 30% of the votes that may be cast to elect directors (such shares which permit voting to elect directors being herein called "Relevant Shares") and which are not wholly owned subsidiaries; and
(ii)    at any time and from time-to-time, PSP Investor intends to be invested in no more than 30% of the Relevant Shares of the Company, in addition to a number of other shares of the Company.
(b)    The Company hereby acknowledges and agrees with and covenants to PSPIB and PSP Investor, that in order to assure PSPIB complies in all respects with the Regulations in connection with its indirect holding of Relevant Shares of the Company at any time, the Company shall:
(i)    not take any action the effect of which would be to increase PSPIB's indirect percentage interest in the Relevant Shares of the Company without providing PSP Investor and PSPIB at least 30 days prior written notice of the Company’s intention to do so; and

(ii)    promptly, upon becoming aware of any event, circumstance or proposed transaction that may increase the indirect percentage interest of PSPIB in the Relevant Shares of the Company, provide PSP Investor and PSPIB prior written notice of any such event, circumstance or proposed transaction, so that the PSP Investor or any Permitted Transferee thereof shall have sufficient time to elect to convert an appropriate number of Relevant Shares of the Company into shares which are not Relevant Shares, in order to comply with the Act and the Regulations.
3.6    FIRPTA. The Company hereby covenants and agrees that within 5 Business Days following a written request by a Sponsor, the Company shall, as required by Treasury Regulation Section 1.897-2(h)(1), deliver to such Sponsor a certificate executed by an officer of the Company, substantially in the form attached hereto as Exhibit A, certifying as to the status of the Company as a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986 (the "Code") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
ARTICLE IV
MISCELLANEOUS
4.1    Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the Sponsors as provided under Section 4.8:
(a)    the provisions of Article II shall, with respect to each Sponsor, terminate as provided in Article II;
(b)    the provisions of Article III shall terminate as provided in Article III; and
(c)    all other provisions of this Agreement shall survive its termination.
Nothing in this Agreement shall relieve any party from any liability for the breach of any obligations set forth in this Agreement.
4.2    Effective Time. This Agreement shall be effective upon the execution hereof by the Sponsors and the consummation of the IPO (the time of such effectiveness, the "Effective Time") provided, that if the IPO is not consummated on or prior to December 31, 2013, this Agreement shall become null and void ab initio, and the Original Agreement shall remain in full force and effect in accordance with its terms.
4.3    Confidentiality. Each Sponsor agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent any party hereto from disclosing Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (c) to the extent required by law or stock exchange rule or compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder, (e) to such party's Representatives that in the reasonable judgment of such party need to know such Information or (f) to any potential transferee in connection with a proposed Transfer of Equity Securities from such Sponsor as long as such transferee agrees to be bound by the provisions of this Section 4.3 as if a Sponsor, provided further that, in the case of clause (a), (b) or (c), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.
4.4    Agreement Expenses. Each of the Sponsors shall be reimbursed by the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorney's fees) incurred by such Sponsor in connection with and related to the negotiation and documentation of this Agreement.
4.5    Conflicts. Each of the parties covenants and agrees to vote their Control Securities and to take any other action reasonably requested by the Company or any Sponsor to amend the Company's bylaws and/or certificate of incorporation so as to avoid any conflict with the provisions hereof.
4.6    Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such further agreements, certificates, instruments and documents, as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
4.7    No Recourse; No Sponsor Duties.
(a)    Notwithstanding anything to the contrary in this Agreement, the Company and each Sponsor agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, manager, general or limited partner or member of any Sponsor or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Sponsor or any current or future member of any Sponsor or any current or future director, officer, employee, partner or member of any Sponsor or of any Affiliate or assignee thereof, as such for any obligation of any Sponsor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
(b)    The Sponsors agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that when any Sponsor takes any action under this Agreement to give or withhold its consent, such Sponsor shall have no duty (fiduciary or other) to consider the interests of the Company or the other Sponsors and may act exclusively in its own interest and shall have no duty to act in good faith; provided that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.
4.8    Amendment; Waivers, etc. This Agreement may be amended, and the Company and any Sponsor may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if any such amendment, action or omission to act, has been approved by the Company, the Catterton Investor and the PSP Investor ; provided that the approval of the Catterton Investor or PSP Investor shall not be so required with respect to and in order to authorize the amendment, action or omission to act with respect to any Section of this Agreement for which such Sponsor's rights or obligations have been terminated pursuant to Section 4.1; provided further that the approval of the Company shall not be so required with respect to and in order to authorize the amendment, action or omission to act if the Company's rights or obligations are not adversely affected thereby; provided further that this Agreement may not be amended in a manner that adversely and disproportionately affects the rights or obligations of any Sponsor relative to the rights or obligations of all similarly situated Sponsors, in each case without the consent of such Sponsor. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any Sponsor may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Sponsor granting such waiver in any other respect or at any other time.
4.9     Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by any party without the prior written consent of the other parties, provided that any Sponsor may assign all or a portion of its rights and obligations hereunder to any Person that either is, or becomes a Transferee that holds 30% or more of the Shares as a result of a transfer of Shares from such Sponsor, provided that (i) the transfer is permitted under this Agreement and (ii) is not pursuant to a registered offering or a Hedging Transaction. Any Sponsor assigning its rights pursuant to Section 2.1(a) of this Agreement shall provide prior notice to the Company of such assignment.
4.10    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
4.11    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
4.12    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given (w) on the date of delivery if delivered personally, (x) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (y) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (z) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)    if to the Company:
Noodles & Company
520 Zhang Street, Suite D
Broomfield, CO 80021
Attention: Paul Strasen
Facsimile: (720) 214-1921
with a copy (which shall not constitute notice) to:
c/o Catterton Partners
599 West Putnam Avenue
Greenwich, CT 06830
Attention: Andrew C. Taub
Facsimile: (203) 629-4903
(b)    if to the Catterton Investor:
c/o Catterton Partners
599 West Putnam Avenue
Greenwich, CT 06830
Attention: Andrew C. Taub
David McPherson
Facsimile: (203) 629-4903
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Steven Shoemate, Esq.
Facsimile: (212) 351-5316
(c)    if to the PSP Investor, to:
Argentia Private Investments Inc.
c/o Public Sector Pension Investment Board
1250 René-Lévesque Boulevard West, Suite 900
Montréal, Québec H3B 4W8
Attention: Derek Murphy, Senior Vice-President, Private Equity
Facsimile: (514) 939-5370

with a copy to:
Public Sector Pension Investment Board
1250 René-Lévesque Boulevard West, Suite 900
Montréal, Québec H3B 4W8
Attention: Senior Vice-President and Chief Legal Officer
Facsimile: (514) 937-0403
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Douglas P. Warner, Esq.
Facsimile: (212) 310-8007
4.13    Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, illegality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
4.14    Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
4.15    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Original Agreement.
4.16    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).
4.17    Consent to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
4.18    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.19    Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. In the event that the Company or one or more Sponsors shall file suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to recover, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including, without limitation, reasonable attorney's fees and expenses.
4.20    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

NOODLES & COMPANY

By:	/s/ Paul A. Strasen
Name: Paul A. Strasen
Title: Executive Vice President and General Counsel

CATTERTON-NOODLES, LLC

By:	CP6 Management, L.L.C.
Its:	Manager

By:	/s/ Scott A. Dahnke
Name: Scott A. Dahnke
Title: Authorized Person

ARGENTINA PRIVATE INVESTMENTS INC.

By:	/s/ Derek Murphy
Name: Derek Murphy
Title: Vice President

By:	/s/ Jim Pittman
Name: Jim Pittman
Title: Vice President

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

CATTERTON MANAGEMENT COMPANY, L.L.C.
(with respect to Section 2.3 only)

By:	/s/ Scott A. Dahnke
Name: Scott A. Dahnke
Title: Authorized Person

PUCLIC SECTOR PENSION INVESTMENT BOARD
(with respect to Section 3.5 only)

By:	/s/ Derek Murphy
Name: Derek Murphy
Title: Senior Vice President Private Equity

By:	/s/ Jim Pittman
Name: Jim Pittman
Title: Managing Director Private Equity

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]